Exhibit 99.1

OLD POINT FINANCIAL CORPORATION AMENDED FIRST QUARTER 2007

EARNINGS RELEASE

Hampton, Virginia, April 24, 2007: Old Point Financial Corporation (Nasdaq: OPOF) announced today that, based on information received subsequent to its April 16, 2007 press release, it has decided to not elect early adoption of FASB No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” effective January 2007. The decision was made after receiving additional guidance regarding early adoption, required disclosures and future implications. Early adoption of the standard would have resulted in a $489 thousand benefit to earnings in the first quarter of 2007. Without that benefit, first net quarter income was $1.92 million, a 13% increase over 2006 first quarter income of $1.69 million.

“Further discussions with our CPAs helped us decide to reverse our actions,” said Old Point Financial Corporation Chairman and CEO Robert F. Shuford. “FASB 159 is a very complex accounting standard, and we felt that it was not prudent to adopt it early.”

Basic and diluted earnings per share for the first quarter 2007 are $0.48 per share, compared with first quarter 2006 earnings per share of $0.42.

For the first quarter 2007, return on assets (ROA) was .92% and return on equity (ROE) was 10.12%, compared to first quarter 2006, ROA of .90% and ROE of 9.52%.

Old Point Financial Corporation is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 19-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider.

www.oldpoint.com

For More Information Contact: Lani Chisman Davis, Marketing Director, 757/728-1286

Old Point Financial Corporation and Subsidiaries

Consolidated Balance Sheet

(dollars in thousands, except for per share data)	March 31,	March 31,
	2007	2006
	(unaudited)	(unaudited)
Assets

Cash and due from banks	$14,150	$14,079
Federal funds sold	28,279	20,098

Cash and cash equivalents	42,429	34,177
Securities available-for-sale, at fair value	175,618	188,135
Securities held-to-maturity (fair value approximates $3,557 and $3,231)	3,532	3,223
Loans, net of allowance for loan losses of $4,950 and $4,580	577,812	517,203
Premises and equipment, net	26,179	21,475
Bank owned life insurance	10,756	9,591
Other assets	6,926	7,860

	$843,252	$781,664

Liabilities & Stockholders’ Equity

Deposits:
Noninterest-bearing deposits	$98,978	$105,884
Savings deposits	206,877	205,266
Time deposits	290,730	249,295

Total deposits	596,585	560,445
Federal funds purchased, repurchase agreements and other borrowings	52,139	52,658
Federal Home Loan Bank advances	115,000	95,000
Accrued expenses and other liabilities	3,324	2,579

Total liabilities	767,048	710,682

Stockholders’ equity:
Common stock, $5 par value, 10,000,000 shares authorized; 3,992,934 and 3,987,880 shares issued	19,965	19,939
Additional paid-in capital	14,951	14,474
Retained earnings	43,086	39,265
Accumulated other comprehensive income (loss)	(1,798)	(2,696)

Total stockholders' equity	76,204	70,982

	$843,252	$781,664

Old Point Financial Corporation and Subsidiaries

Consolidated Statements of Income

	Three Months Ended March 31,
	2007	2006
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$10,237	$8,299
Interest on federal funds sold	154	52
Interest on securities:
Taxable	1,224	1,288
Tax-exempt	326	388
Dividends and interest on all other securities	126	88

Total interest and dividend income	12,067	10,115

Interest Expense:
Interest on savings and interest-bearing demand deposits	633	493
Interest on time deposits	3,312	2,279
Interest on federal funds purchased, securities sold under agreement to repurchase and other borrowings	498	408
Interest on Federal Home Loan Bank advances	1,415	984

Total interest expense	5,858	4,164
Net interest income	6,209	5,951
Provision for loan losses	300	300

Net interest income, after provision for loan losses	5,909	5,651

Noninterest Income:
Income from fiduciary activities	797	678
Service charges on deposit accounts	1,393	1,334
Other service charges, commissions and fees	585	535
Income from bank owned life insurance	148	133
Gain on available-for-sale securities, net	3	1
Other operating income	152	106

Total noninterest income	3,078	2,787

Noninterest Expense:
Salaries and employee benefits	3,902	3,712
Occupancy and equipment	899	892
Postage and courier	128	139
Service fees	75	169
Data processing	204	169
Advertising	173	142
Customer development	177	167
Employee professional development	149	132
Other	618	618

Total noninterest expenses	6,325	6,140

Income before income taxes	2,662	2,298
Income tax expenses	745	608

Net income	$1,917	$1,690

Basic Earnings per Share:
Average shares outstanding	3,989,413	3,994,992
Net income per share of common stock	$0.48	$0.42

Diluted Earnings per Share:
Average shares outstanding	4,031,355	4,056,488
Net income per share of common stock	$0.48	$0.42